EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated and subsidiaries (the “Company”), and the effectiveness of Hutchinson Technology Incorporated’s internal control over financial reporting dated December 12, 2012, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 12, 2012